Exhibit 10.1

February 21, 2023

Elaine Birkemeyer

[***]

[***]

Dear Elaine,

We are pleased to offer you a full-time position as Chief Financial Officer at Tactile Medical.  Your start date is on or before March 2023. This employment offer is conditioned on the successful completion of a background check and on agreeing to abide by the terms set forth in the Employee Confidentiality Agreement.

You will be a full-time exempt employee reporting to the CEO.  Your position is exempt from overtime, minimum wage or other provisions of Minnesota Statutes 177.  Your exemption classification is executive.

Your starting salary will be $400,000 annually.  We pay on a bi-weekly pay schedule beginning on Saturday and ending on Friday at midnight.  The number of days in regularly scheduled pay period is 14 days, and your regularly scheduled payday will be Friday.

We are offering a sign-on equity award valued at $250,000 in the form of Restricted Stock Units, which will vest over 3 years. In addition, we are offering an initial equity grant valued at $600,000, which will be a combination of 60% Restricted Stock Units that vest over 3 years and 40% Performance Stock Units which vest in accordance with compensation committee; currently identified as a two-year vesting program. These grants will be priced two days following our next earnings release that occurs after your hire date and vest over three years.

You are eligible to participate in the company bonus plan based upon the criteria developed by the Company, targeted but not guaranteed at 55% of your base salary prorated for the 2023 plan year.

You are eligible for time away benefits including Reasonable Time Off, Jury Duty, Parental and Bereavement.  The terms of use for your leave benefits are available to review in the Tactile Medical Employee Handbook.

Deductions for tax such as federal, state, social security, Medicare and local taxes are mandatory and required by law.  Deductions associated with benefit elections will be listed in the New Hire Benefit Enrollment Module for those election choices or based on an election an employee makes related to benefit programs offered by Tactile Medical.  In addition, Tactile Medical will comply with all court orders and tax levies.

You will be eligible for health and welfare benefits on the first of the month following your date of employment.  You will receive information on the insurance plans and enrollment materials on your first day of employment.  Other benefits for which you may be eligible will be addressed in the Tactile Medical Employee Handbook and/or during your new hire orientation.

Enclosed is a copy of the Tactile Systems Technology, Inc. Executive Employee Severance Plan. You will be eligible to participate in this plan upon approval from the Tactile Medical Board of Directors Compensation Committee.

Tactile Medical offers a great culture and wonderful opportunities to expand your expertise.  It is a very exciting time for our entire organization, and we are happy that you have chosen to be a part of it.

Sincerely,

/s/ Dan Reuvers
Dan Reuvers
CEO